SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




Date of report (Date of earliest event reported)                 March 28, 2002
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                         FIREBRAND FINANCIAL GROUP, INC.
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               (Exact Name of Registrant as Specified in Charter)



            Delaware                       0-21105               13-3414302
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 (State or Other Jurisdiction        (Commission File          (IRS Employer
    of Incorporation)                      Number)           Identification No.)



One State Street Plaza, New York, New York                          10004
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(Address of Principal Executive Offices)                      (Zip Code)



Registrant's telephone number, including area code          (212) 208-6500
                                                     ---------------------------



                                 Not Applicable
          ------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

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Item 2.  Acquisition or Disposition of Assets

         On March 28, 2002, Firebrand Financial Group, Inc. ("Company") completed the transactions contemplated by the previously announced common stock purchase agreement, as amended ("Purchase Agreement"), with Sutter Opportunity Fund 2, LLC ("Sutter"). Pursuant to the Purchase Agreement, the Company sold to Sutter 1,213,675 shares, or approximately 56.45% of the outstanding common stock, of Shochet Holding Corp. ("Shochet") owned by the Company for a cash purchase price of $687,400, subject to adjustment (i) based upon the cash and cash equivalents held by Shochet at January 31, 2002 as reflected in its audited consolidated balance sheet and (ii) based upon specified expenses incurred and to be incurred subsequent to January 31, 2002 ("Purchase Price"). The Purchase Price was determined based on a proportionate share of estimated cash held by Shochet at January 31, 2002 with a slight premium (less than 10%) related to the Company's control position on Shochet. Approximately 35% ($243,480) of the Purchase Price was placed in escrow to fund downward adjustments in the Purchase Price and to secure certain indemnification obligations (up to a maximum amount equal to the purchase price) of the Company to Sutter, which includes 56.45% of specified liabilities of Shochet.





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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:     April 8, 2002                        FIREBRAND FINANCIAL GROUP, INC.



                                       By:      /s/ Peter R. Kent
                                                --------------------------------
                                                Peter R. Kent
                                                Chief Financial Officer